Exhibit 10.1

EXECUTION COPY

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered effective as of July 16, 2015 (“Effective Date”), between Car Charging, Inc. a Delaware corporation, (the “Company”), whose principal place of business is 1691 Michigan Avenue, Suite 601, Miami Beach, Florida 33139 and Michael J. Calise Jr., an individual (the “Executive”), whose address is 247 Edelen Avenue, Los Gatos, CA 95030.

RECITALS

A.                The Company, through its Affiliates and subsidiaries, sells, installs, and maintains electric vehicle charging stations located on municipal or privately owned real property within designated areas throughout the United States and abroad (the “Business”).

B.                 The Executive is an individual with extensive experience in the EV charging industry as well as the Company and the Company wishes to employ Executive as its Chief Executive Officer.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive hereby agree as follows:

1.      EMPLOYMENT. The Company hereby agrees to employ Executive and Executive hereby accepts such employment in his capacity of Chief Executive Officer reporting directly to the Board of Directors of the Company (the “Board”), upon the terms and conditions hereinafter set forth. All the employees of the Company shall directly or indirectly report to the Executive. The Company may also direct that the Executive serve as a member of its or its Affiliates’ boards. In the event of service on any Board, the Executive may receive additional compensation, consistent with that received by other employees that are Board Members. The Company may also direct Executive to perform such duties for other entities which are now or may in the future be affiliated with the Company and its Affiliates, subject to the limitation that Executive’s overall time commitment is comparable to similarly situated executives. Executive shall serve the Company and the Affiliates exclusively, faithfully, diligently and to the best of his ability; however, nothing shall restrict Executive from participation in charitable endeavors. Executive agrees during the Term (as hereinafter defined) of this Agreement to devote all of his full-time business efforts, attention, energy and skill to the performance of his employment to furthering the interest of the Company and the Affiliates. During the Term (including any renewals thereof) as defined, herein Executive shall have such duties and responsibilities commensurate with said position. For purposes of this Agreement, “Affiliate” with respect to either Party, shall mean any entity which directly or indirectly controls or is controlled by, or is under common control with that Party. The Executive’s principal work location shall be in the San Francisco/San Jose/Bay Area, California or such other location as mutually agreed to by the parties in writing.

a.       Unless otherwise directed by the Board, Executive shall serve as a member of the Company’s OPFIN Committee and Executive Committee.

b.      The Company agrees it will nominate the Executive to serve as a member of Board of Directors of the Company for so long as Executive is employed by the Company as its Chief Executive Officer.

2.      COMPENSATION/BENEFITS.

a.       Salary. Company shall pay Executive a base salary (the “Base Salary”) of Two Hundred Seventy Five Thousand Dollars ($275,000) per year, paid in accordance with the Company’s payroll policies and procedures for all employees.

b.      Equity Compensation. Within ten (10) days of the Effective Date, Executive shall receive the options listed below. Each price class of the options (as set forth below) shall vest and become exercisable at the rate of 25% of the total number of shares in each price class on the twelve (12) month anniversary of the Effective Date and 1/16 of the total number of shares in each price class each quarter thereafter on the quarterly anniversary of the Effective Date (the “Initial Vesting Schedule”).

c.       All options issued to Executive during the term shall be subject to the following terms:

Existing Outstanding Security	Number of Options to be Issued Pursuant to Section 2(b)	Option Exercise Price
Common Stock/Convertible Preferred Stock (as converted)	3,584,400	$0.70
Options or Warrants with an exercise price equal to or less than $1.49	1,588,016	$1.00
Options or Warrants with an exercise price between $1.50 and 1.99	26,422	$1.50
Options or Warrants with an exercise price between $2.00 and 2.99	287,970	$2.00
Options or Warrants with an exercise price equal to or more than $3.00	1500	$3.00

(i)	All options will be a qualified incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s stock plan.

(ii)	All options shall have a four (4) year term from the vesting date.

(iii)	No option issued to Executive as a result of outstanding options/warrants shall be exercisable prior to the exercise of the corresponding existing warrant/option for which it is issued.

(iv)	The foregoing notwithstanding, in the event an existing warrant/option expires or is otherwise terminated, the corresponding options issued to the Executive shall automatically expire.

(v)	In the event the Company is able to negotiate an amendment to an existing warrant/option, the corresponding option issued to the Executive may be similarly amended at the option of the Company.

d.      Signing Bonus. The Company shall deliver to Executive (i) $75,000 worth of the Company’s common stock, based on the closing price on the Effective Date and pursuant to the Company’s standard Omnibus Incentive Plan Stock Award Agreement, and (ii) a $25,000 cash payment within ten (10) days of the Effective Date.

e.       Annual Performance Bonus. Within thirty (30) days of Executive’s acceptance of this position, Executive and the Board of Directors will mutually set the Key Performance Indicators (“KPIs”) for Executive’s annual performance bonus. Executive will be initially eligible to receive an annual performance bonus in the amount of $100,000.00. Any entitled annual performance bonus shall be payable in January after the end of each year, and awarded for meeting the KPIs mutually set by Executive and the Board of Directors for the prior calendar year. Executive and the Board of Directors will meet at the beginning of each calendar year to set the KPIs and the annual bonus amount for that calendar year.

Executive may receive an additional bonus in the form of cash and/or stock, at the discretion of the Board of Directors, or pursuant to one or more written plans adopted by the Board of Directors of the Company.

f.       Employee Benefits. The Executive shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to executives and/or other executive employees, including, but not limited to, pension and other retirement plans, including any 401K Plan, group life insurance, dental insurance, medical insurance, sick leave, vacation and holidays.

g.      Key Man Insurance. The Company may elect to obtain a Key Man term insurance policy on the Executive and the Company will be named the payee/beneficiary on such policy.

h.      Paid Time Off. The Company provides a flexible Paid Time Off (“PTO”) program that will allow Executive to use PTO for absences due to illness, vacation or personal need. The amount of PTO Executive will be granted will be 20 days, or 160 PTO hours, based upon an eight hour work-day. Upon the termination or expiration of Executive's employment by Company under this Agreement, Executive shall not be entitled to compensation for any unutilized PTO.

i.        Business Expense Reimbursement. The Executive shall be entitled to receive reimbursement for all reasonable, out-of-pocket expenses incurred and approved by the Company.

3.         TERM. The Term of employment hereunder will commence on the date hereof. Executive’s employment with the Company shall be at will and both parties shall have the right to terminate this Agreement at any time, with or without notice and with or without cause.

4.      TERMINATION AND SEVERANCE. Upon Executive’s termination of employment for any reason, Executive shall be entitled to receive any accrued but unpaid base salary and any accrued, vested benefits in accordance with the terms of the Company’s employee benefit plans, and Executive shall not otherwise be entitled to any further compensation or benefits by reason of any such termination, except as provided below.

a.       Termination for other than Cause, Death or Disability or Resignation by Executive for Good Reason. If the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or disability, or (ii) the Executive resigns from such employment for Good Reason, then, Executive will be entitled to the following:

(i)	Severance Benefits. Executive will be entitled to (A) a lump sum payment of severance pay equal to nine (9) months of Executive’s Base Salary, as then in effect (less applicable withholdings); (B) up to 100% of Executive’s annual performance bonus amount prorated based on what may have been earned through the date of termination based on the KPIs then in effect; and (C) provided that Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, reimbursement from the Company for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to such termination) for up to twelve (12) months following the termination date, as long as Executive remains eligible for COBRA; provided, however, that if the Company determines that reimbursed COBRA premiums would be deemed to be discriminatory or to otherwise violate the then-applicable provisions of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued thereunder, the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month, in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to twelve (12) payments.

(ii)	Accelerated Vesting. Executive will be entitled to an additional nine (9) months of accelerated vesting with respect to the number of shares subject to Executive’s then outstanding, unvested equity awards that Executive may have at such time of such termination, prorated based on the number of days in the relevant quarter.

b.      Termination for other than Cause, Death or Disability or Resignation by Executive for Good Reason three months or less prior to, or upon, or within Twelve Months Following a Change of Control. If within three months or less prior to, or upon, or within twelve (12) months following a Change of Control (i) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or disability, or (ii) the Executive resigns from such employment for Good Reason, Executive will be entitled to receive all of the severance benefits listed in Section 4(a) above and the following additional benefits:

(i)	Accelerated Vesting.

1.	If the termination of Executive under this Section 4(b) occurs in the second year of Executive’s employment, Executive will be entitled to an additional three (3) months of accelerated vesting with respect to the number of shares subject to Executive’s then outstanding, unvested equity awards that Executive may have at the time of such termination, prorated based on the number of days in the relevant quarter.

2.	If the termination of Executive under this Section 4(b) occurs in the third year of Executive’s employment, Executive will be entitled to an additional six (6) months of accelerated vesting with respect to the number of shares subject to Executive’s then outstanding, unvested equity awards that Executive may have at the time of such termination, prorated based in the number of days in the relevant quarter.

3.	If the termination of Executive under this Section 4(b) occurs in the fourth year of Executive’s employment, Executive will be entitled 100% accelerated vesting with respect to the number of shares subject to Executive’s then outstanding, unvested equity awards that Executive may have at the time of such termination.

c.       Termination for Cause, Death or Disability; Resignation without Good Reason. If Executive’s employment with the Company (or successor of the Company) terminates voluntarily by Executive (except upon resignation for Good Reason), for Cause by the Company or due to Executive’s death or disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

d.      No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

e.       Cause. For purposes of this Agreement, “Cause” is defined as (i) Executive is convicted of, or pleads nolo contendere or guilty to, a felony; (ii) Executive engages in misconduct resulting in either case in significant economic or reputational harm (other than immaterial harm) to the Company; (iii) any act of fraud, embezzlement, or misappropriation by Executive that is materially injurious to the Company; (iv) repeated and material failure by Executive to substantially perform such individual’s principal job duties and obligations (for reasons other than disability or death); provided, that, the failure of Executive or the Company to achieve certain results, such as the Company’s business plan, in and of itself, would not constitute “Cause”; (v) material failure or willful refusal by Executive to materially comply with reasonable policies, standards, instructions or regulations established by the Company; provided, that, the failure of Executive or the Company to achieve certain results, such as the Company’s business plan, in and of itself, would not constitute “Cause”; or (vi) the material breach by Executive of this Agreement or any other material written agreement entered into between the Executive and the Company. The Company shall not terminate Executive for Cause (except pursuant to clause “(i)” or clause “(ii)” above) without first providing Executive with written notice of the acts or omissions constituting the grounds for such termination and expiration of a cure period of 30 days following the date of such notice, or if such violation is not reasonably curable within such 30-day period but Executive is proceeding diligently and in good faith to cure such violation, such longer period as is reasonably needed by Executive, not to exceed 45 days following the date of such notice. For purposes of this definition, an act or omission is “willfull” if it was knowingly done, or knowingly omitted to be done, by Executive and Executive knew or a reasonable person would have known that such act or omission was contrary to the best interests of the Company or would otherwise constitute “Cause.“  Any act, or failure to act, done based on or in accordance with specific instructions pursuant to a resolution duly adopted by the Company’s board of directors or based upon the advice of counsel shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of the Company.

f.       Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iii) the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets. Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

g.      Good Reason. For the purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) any material and adverse change in Executive’s position with the Company; (ii) any material diminution in the Executive’s title, duties, authority, responsibilities and reporting relationships; (iii) a reduction in Executive’s base salary or annual performance bonus amount; or (iv) any material breach by the Company of any agreement between the Company and Executive; provided, however, that with respect to any Good Reason termination, the Board will be given not less than 30 days’ written notice by Executive (within 90 days of the occurrence of the event constituting Good Reason) of Executive’s intention to terminate Executive’s employment for Good Reason, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based, and such termination shall be effective at the expiration of such 30-day notice period only if the Company has not fully cured such act or acts or failure or failures to act that give rise to Good Reason during such period or if such violation is not reasonably curable within such 30-day period but the Company is proceeding diligently and in good faith to cure such violation, such longer period as is reasonably needed by Company, not to exceed 45 days following the date of such notice.

5.       NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

a.       Executive acknowledges that the Company’s: (1) trade secrets, private or secret processes, methods and ideas, as they exist from time to time, patents and information concerning the Company’s services, business records and plans, inventions, acquisition strategy, price structure and pricing, discounts, costs, computer programs and listings, source code and/or subject code, copyright, trademark, proprietary information, formulae, protocols, forms, procedures, training methods, development/technical information, know-how, show-how, new product and service development, advertising budgets, past, present or planned marketing, activities and procedures, method for operating the Company’s Business, credit and financial data concerning the Company’s customers, marketing and (2) advertising, promotional and sales strategies, sales presentations, research information, revenues, acquisitions, practices and plans and information which is embodied in written or otherwise recorded form, and other information of a confidential nature not known publicly or by other companies selling to the same markets and specifically including information which is mental, not physical (collectively, the “Confidential Information”) are valuable, special and unique assets of the Company, access to and knowledge of which have been provided to Executive by virtue of Executive’s association with the Company. In light of the highly competitive nature of the industry in which the Company’s business is conducted, Executive agrees that all Confidential Information, heretofore or in the future obtained by Executive as a result of Executive’s association with the Company shall be considered confidential.

b.      The Executive agrees that the Executive shall (1) hold in confidence and not disclose or make available to any third party any Confidential Information obtained directly or constructively from the Company, unless so authorized in writing by the Company; (2) exercise all reasonable efforts to prevent third parties from gaining access to the Confidential Information; (3) not use, directly or indirectly the Confidential Information except in order to perform the Executive’s duties and responsibilities to the Company; (4) restrict the disclosure or availability of the Confidential Information to those who have read and understood this Agreement and who have a need to know the information in order to achieve the purposes of this Agreement without the prior consent of the Company; (5) not copy or modify any Confidential Information without prior written consent of the Company, provided, however, that such limitation on copying or modification of any Confidential Information does not include any modifications or copying which would otherwise prevent the Executive from performing his duties and responsibilities to the Company; (6) take such other protective measures as may be reasonably necessary to preserve the confidentiality of the Confidential Information; and (7) relinquish, and require all of its employees to relinquish, all rights it may have in any matter, such as drawings, documents, models, samples, photographs, patterns, templates, molds, tools or prototypes, which may contain, embody or make use of the Confidential Information, promptly delivery to the Company any such matter as the Company may direct at any time, and not retain any copies or other reproductions thereof.

c.       Executive further agrees (1) that Executive shall promptly disclose in writing to the Company all ideas, inventions, improvements and discoveries which may be conceived, made or acquired by Executive as the direct or indirect result of the disclosure by the Company of the Confidential Information to Executive; (2) that all such ideas, inventions, improvements and discoveries conceived, made or acquired by Executive, alone or with the assistance of others, relating to the Confidential Information in accordance with the provisions hereof shall belong to the Company and that Executive shall not acquire any intellectual property rights in the ideas under this Agreement except the limited right to use set forth in this Agreement; (3) that Executive shall assist in the preparation and execution of all applications, assignments and other documents which the Company may deem necessary to obtain patents, copyrights and the like in the United States and in jurisdictions foreign thereto, and to otherwise protect the Company.

d.      Excluded from the Confidential Information, and therefore not subject to the provisions of this Agreement, shall be any information which the Executive can show (1) at the time of disclosure, is in the public domain as evidenced by printed publications; (2) after the disclosure, enters the public domain by way of printed publication through no fault of the Executive; (3) by written documentation was in his possession at the time of disclosure and which was not acquired directly or indirectly from the Company; or (4) by written documentation was acquired, after disclosure, from a third party who did not receive it from the Company, and who had the right to disclose the information without any obligation to hold such information confidential. The foregoing exceptions shall apply only from and after the date that the information becomes generally available to the public or is disclosed to the Executive by a third party, respectively. Specific information shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general information in the public domain. Additionally, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain. If the Executive intends to avail himself of any of the foregoing exceptions, the Executive shall notify the Company in writing of his intention to do so and the basis for claiming the exception.

e.       Upon written request of the Company, Executive shall return to the Company all written materials containing the Confidential Information. Executive shall also deliver to the Company written statements signed by Executive certifying all materials have been returned within five (5) days of receipt of the request.

6.      SALES RESTRICTIONS. Until such time as Executive has sold all of the shares acquired pursuant hereto, or issued upon conversion of securities acquired pursuant hereto, Executive shall only have the right, in the aggregate and upon consent of the Company, to sell, dispose of or otherwise transfer any of the shares or any options, warrants or other rights to purchase such shares or any other security of the Company which Executive owns or has a right to acquire as of the date hereof (the “Bleedout Shares”) up to five of percent (5%) of the total daily trading volume of the Company’s shares.

a.       Any subsequent issuance to and/or acquisition by Executive of common shares or options or instruments convertible into common shares will be subject to the provisions of this Section 6.

b.      Until such time as Executive has sold all of the Bleedout Shares, upon request from the Company, Executive shall deliver to the Company a written statement detailing all sales, transfers or other transactions of the Company’s securities and (ii) Executive’s current holdings of Company securities.

c.       Permitted Transfers. Notwithstanding the foregoing restrictions on transfer, Executive may, at any time and from time to time, transfer the Bleedout Shares (i) as bona fide gifts or transfers by will or intestacy, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the Warrant Holder, provided that any such transfer shall not involve a disposition for value, (iii) to a partnership which is the general partner of a partnership of which Warrant Holder is a general partner, or (iv) make a gift of to an organization exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended provided, that, in the case of any gift or transfer described in clauses (i), (ii), (iii) or (iv), each donee or transferee agrees in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to the undersigned so that in the aggregate, no more than the number of Bleedout Shares allowable under Section 6 above may be transferred on a given day, except in accordance with the terms hereof. For purposes hereof, “immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin.

d.      Ownership. Until such time as Executive has sold the shares in question, Executive shall retain all rights of ownership in the Bleedout Shares, including, without limitation, voting rights and the right to receive any dividends that may be declared in respect thereof.

e.       Company and Transfer Agent. The Company is hereby authorized to disclose the existence of this Agreement to its transfer agent. Company and its transfer agent are hereby authorized to decline to make any transfer of the Bleedout Shares if such transfer would constitute a violation or breach of this Agreement.

f.       Survival. The provisions of this Section 6 shall survive the expiration or earlier termination of: (i) this Agreement, and/or (ii) Executive’s employment.

g.      Financing Lock-Up Agreement. Executive additionally agrees to execute and return that certain Lockup Agreement (the “Lockup”) required of all executive officers and directors of the Company pursuant to the Company’s most recent round of financing. For the avoidance of doubt, during the term of the Lockup, the restrictions contained therein shall prevail over any conflicting sales restriction obligations in this Agreement. Upon the expiration or termination of the Lockup, the sales restrictions contained in this Agreement shall remain in full force and effect and, in the event of a conflict between the sales restriction provisions of this Agreement and any other agreement to which Executive and the Company are parties, the terms stated herein shall prevail.

7.      AMENDMENTS. This Agreement shall not be modified or amended except by written agreement duly executed by the parties hereto.

8.      HEADINGS. All sections and descriptive headings of this Agreement are inserted for convenience only, and shall not affect the construction or interpretation hereof.

9.      COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original; but all counterparts shall together constitute one and the same instrument.

10.  ENTIRE AGREEMENT. This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral. Nothing in this Agreement will prevent or restrict Executive from serving on the Board of Directors of public or private companies and receiving compensation from such service.

11.         GOVERNING LAW. This Agreement is to be construed and enforced according to the laws of the State of California.

12.         CONSTRUCTION.

a.       This Agreement shall not be construed more strictly against one party than the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Company and Executive have contributed substantially and materially to the negotiation and preparation of this Agreement.

b.      In construing this Agreement, the singular shall include the plural and the plural shall include the singular, and the use of any gender shall include every other and all genders.

13.         VENUE. Venue in any action arising from this Agreement shall be in Santa Clara County, California.

14.         SEVERABILITY. Inapplicability or unenforceability of any provision of this Agreement shall not limit or impair the operation or validity of any other provision of this Agreement or any such other instrument.

15.         NON-ASSIGNABILITY. This Agreement is personal in nature and not assignable by any party hereto, except that the Company may assign this Agreement to an Affiliate.

16.         BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties, its successors, transferees and assigns.

17.         PAYMENT OF COSTS AND LEGAL FEES UPON BREACH.  In the event of a breach by Executive of the terms of this Agreement, Executive shall be responsible to pay all reasonable costs, fees and expenses (including reasonable attorney fees) incurred in connection with the exercise or enforcement of any of the Company’s rights, powers or remedies pursuant to this Agreement and directly connected to such material breach, (including in all trial, bankruptcy and appellate proceedings) regardless of whether or not suit is filed.  In the event suit is filed, Executive shall be required to pay the Company’s costs and reasonable legal fees for such material breach if the Company’s claim and/or claims is/are upheld by an Order of the Court prior or subsequent to trial or by stipulation or other settlement document whereby the Company prevails on any and/or all of its claims against Executive.

18.         RIGHT TO WORK.  For purposes of federal immigration law, Executive will be required to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States.  Such documentation must be provided to the Company within five (5) business days of the date of this Agreement or this Agreement may be terminated.

19.         NO CONFLICTING OBLIGATIONS. Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. Executive further represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date in Santa Clara County, California.

Car Charging, Inc.

By:
Name:	Michael D. Farkas
Its:	Chief Executive Officer

EXECUTIVE

By:
Name:	Michael J. Calise Jr.

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